EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ORBIT INTERNATIONAL CORP. REPORTS 2014 SECOND QUARTER RESULTS

Company Returns to Profitability, Exclusive of Facility Consolidation Costs

Hauppauge, New York, August 7, 2014 - Orbit International Corp. (NASDAQ:ORBT) today announced results for the second quarter ended June 30, 2014.

Second Quarter 2014 vs. Second Quarter 2013
•	Net sales were $5,396,000, as compared to $6,475,000.
•	Gross margin was 41.5%, as compared to 38.6%.
•	Net loss was $171,000 ($0.04 loss per share), as compared to net income of $109,000 ($0.02 per diluted share).
•	Net loss for the second quarter of 2014 includes $351,000 of costs associated with the completion of our consolidation of our Quakertown, PA facility into our Hauppauge, NY facility. Exclusive of these costs, net income for the second quarter was $180,000 ($0.04 per diluted share). As of June 30, 2014, substantially all consolidation related costs have been incurred.
•	Earnings before interest, taxes, depreciation and amortization and stock based compensation (EBITDA, as adjusted) was a loss of $62,000 ($0.01 loss per share), as compared to earnings of $244,000 ($0.05 per diluted share).

First Half 2014 vs. First Half 2013
•	Net sales were $10,403,000, as compared to $12,922,000.
•	Gross margin was 35.9%, as compared to 38.6%.
•	Net loss was $1,233,000 ($0.28 loss per share), as compared to net income of $29,000 ($0.01 per diluted share).
•	Net loss for the first half of 2014 includes $1,079,000 of costs associated with the consolidation of our Quakertown, PA facility into our Hauppauge, NY facility. Exclusive of these costs, net loss for the first half of 2014 was $154,000 ($0.04 loss per share).
•	Earnings before interest, taxes, depreciation and amortization and stock based compensation (EBITDA, as adjusted) was a loss of $823,000 ($0.19 loss per share), as compared to earnings of $303,000 ($0.07 per diluted share).

Mitchell Binder, President & Chief Executive Officer, stated, “Our second quarter was a continuation of our efforts to restructure our business to significantly reduce our costs in order to offset difficult industry conditions.  For the second quarter, our net income and EBITDA, as adjusted, improved year-over-year, exclusive of the costs associated with the completion of our consolidation of our Quakertown operations into our Hauppauge facility.”

Mr. Binder added, “Despite a reduction in sales for the quarter, we recorded gross margin improvement resulting from these cost cutting initiatives and product mix.  With the completion of the consolidation of Quakertown into Hauppauge, we should further benefit from the cost savings in the second half of 2014.  However, these cost savings will be partially offset by lower revenues due to challenging industry conditions and more specifically, the delay in the award of certain legacy contracts, particularly for our Electronics Group, that will not have delivery schedules until 2015.”

Mr. Binder continued, “Our operating performance for the second quarter of 2014 benefitted from the improved performance of our Power Group, which was insufficient to offset the results from our Electronics Group which included the costs associated with the completion of the consolidation of our Quakertown, PA facility into our Hauppauge, NY facility.  For each of the third and the fourth quarters of 2014, we expect the results from our Power Group to be comparable to the second quarter but as mentioned earlier, we expect continued weakness from our Electronics Group.”

Mr. Binder added, “Our backlog at June 30, 2014 was $8.2 million as compared to $9.6 million at March 31, 2014 due principally to a lower backlog at our Electronics Group.  Our June 30, 2014 backlog for our Power Group was comparable to the backlog at March 31, 2014.  However, the Company has received some significant contracts during the current third quarter and our bid and proposal pipeline continues to grow, particularly for our legacy business.”

David Goldman, Chief Financial Officer, noted, “Our financial condition remains strong.  At June 30, 2014, total current assets were approximately $16.7 million versus total current liabilities of approximately $1.8 million for a 9.3 to 1 current ratio. Cash, cash equivalents and marketable securities as of June 30, 2014, aggregated approximately $2.9 million. To offset future federal and state taxes resulting from profits, we have approximately $8 million and $7 million in available federal and state net operating loss carryforwards, respectively, which should enhance future cash flow. We were in compliance with our financial covenants at June 30, 2014.”

Mr. Goldman added, “During the quarter, we continued to pay down our debt. In addition, since January 1, 2012, we have repurchased in excess of 368,000 shares of our stock in the marketplace at an average price of $3.55 per share.  Our tangible book value at June 30, 2014 was $3.07 as compared to $3.09 at March 31, 2014 and $3.32 per share at December 31, 2013.”

Mr. Binder concluded, “We remain encouraged that our new VPX technologies will layer onto our existing business in our marketplace.  Our industry-leading VPXtra power supplies, GUI driven health monitors as well as backplanes and related items can be found on our recently launched web portal - vmevpx.com.  However, the timing of awards, particularly in this environment, remains uncertain.  We remain very cautious of challenging business conditions and continue to reduce costs wherever possible in order to improve our operating margins.”

Orbit International Corp., through its Electronics Group, is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facility in Hauppauge, New York and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facility in Louisville, Kentucky.  The Power Group, through its Behlman Electronics, Inc. subsidiary, manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and inverters. The Behlman COTS division designs, manufactures and sells highly reliable power units for industrial and military applications.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, statements regarding our expectations of Orbit’s operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond Orbit International's ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports.  For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT
Mitchell Binder
President & Chief Executive Officer
631-435-8300

(See Accompanying Tables)

Orbit International Corp.
Consolidated Statements of Income
 (in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net sales	$5,396	$6,475	$10,403	$12,922

Cost of sales	3,159	3,978	6,666	7,934

Gross profit	2,237	2,497	3,737	4,988

Selling general and administrative expenses	2,384	2,355	4,927	4,886

Interest expense	10	15	29	32

Investment and other (income) expense	3	(2)	(7)	(5)

(Loss) income before taxes	(160)	129	(1,212)	75

Income tax provision	11	20	21	46

Net (loss) income	$(171)	$109	$(1,233)	$29

Basic (loss) earnings per share	$(0.04)	$0.02	$(0.28)	$0.01

Diluted (loss) earnings per share	$(0.04)	$0.02	$(0.28)	$0.01

Weighted average number of shares outstanding:
Basic	4,373	4,425	4,376	4,456
Diluted	4,373	4,459	4,376	4,491

Orbit International Corp.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

EBITDA (as adjusted) Reconciliation
Net (loss) income	$(171)	$109	$(1,233)	$29
Interest expense	10	15	29	32
Tax expense	11	20	21	46
Depreciation and amortization	62	72	308	140
Stock based compensation	26	28	52	56
EBITDA (as adjusted) (1)	$(62)	$244	$(823)	$303

EBITDA (as adjusted) Per Diluted Share Reconciliation
Net (loss) income	$(0.04)	$0.02	$(0.28)	$0.01
Interest expense	0.00	0.00	0.01	0.01
Tax expense	0.00	0.00	0.00	0.01
Depreciation and amortization	0.02	0.02	0.07	0.03
Stock based compensation	0.01	0.01	0.01	0.01
EBITDA (as adjusted), per diluted share (1)	$(0.01)	$0.05	$(0.19)	$0.07

(1) The EBITDA (as adjusted) tables presented are not determined in accordance with accounting principles generally accepted in the United States of America.  Management uses EBITDA (as adjusted)  to evaluate the operating performance of its business.  It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions.  EBITDA (as adjusted) is also a useful indicator of the income generated to service debt.  EBITDA (as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, income taxes and stock based compensation. EBITDA (as adjusted) as presented herein may not be comparable to similarly named measures reported by other companies.

	Six Months Ended June 30,
Reconciliation of EBITDA (as adjusted) to cash flows provided by operating activities (1)	2014	2013

EBITDA (as adjusted)	$(823)	$303
Interest expense	(29)	(32)
Income tax expense	(21)	(46)
Gain (loss) on sale of marketable securities	(2)	2
Loss on disposal of property and equipment	11	-
Bond amortization	(3)	6
Net change in operating assets and liabilities	1,350	1,226
Cash flows provided by operating activities	$483	$1,459

Orbit International Corp.
Consolidated Balance Sheets

	June 30, 2014 (unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$2,672,000	$2,562,000
Investments in marketable securities	252,000	243,000
Accounts receivable, less allowance for doubtful accounts	2,402,000	2,981,000
Inventories	11,188,000	11,803,000
Other current assets	218,000	264,000

Total current assets	16,732,000	17,853,000

Property and equipment, net	724,000	975,000
Goodwill	868,000	868,000
Other assets	40,000	35,000

Total assets	$18,364,000	$19,731,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Note payable-bank	-	2,100,000
Accounts payable	523,000	510,000
Liability associated with non-renewal of senior officer contract	20,000	36,000
Accrued expenses	1,075,000	1,149,000
Income tax payable	13,000	25,000
Customer advances	177,000	17,000

Total current liabilities	1,808,000	3,837,000

Note payable-bank	1,885,000	-
Liability associated with non-renewal of senior officer contract, net of current portion	-	4,000
Other liabilities	48,000	-

Total liabilities	3,741,000	3,841,000

Stockholders’ Equity
Common stock	522,000	523,000
Additional paid-in capital	22,877,000	22,824,000
Treasury stock	(2,225,000)	(2,133,000)
Accumulated other comprehensive gain (loss)	1,000	(5,000)
Accumulated deficit	(6,552,000)	(5,319,000)

Stockholders’ equity	14,623,000	15,890,000

Total liabilities and stockholders’ equity	$18,364,000	$19,731,000